Exhibit 5.3

November 22, 2022

Lincoln National Corporation

150 N. Radnor Chester Road

Radnor, PA 19087

Re:	Lincoln National Corporation – 20,000,000 Depositary Shares, each representing 1/1,000th interest in a share of its 9.000% Non-Cumulative Preferred Stock, Series D

Ladies and Gentlemen:

I am Assistant Vice President and Senior Counsel of Lincoln National Corporation, an Indiana corporation (the “Company”). I refer to the Underwriting Agreement, dated November 15, 2022 (the “Underwriting Agreement”) pursuant to the terms of which the Company will issue and sell 20,000,000 depositary shares (the “Depositary Shares”), each representing a 1/1,000th interest in a share of its 9.000% Non-Cumulative Preferred Stock, Series D, with a liquidation preference of $25,000 per share (the “Series D Preferred Stock,” and together with the Depositary Shares, the “Securities”). The Depositary Shares will be issued pursuant to the Deposit Agreement, dated as of November 22, 2022 (the “Deposit Agreement”) by and among the Company, Equiniti Trust Company, as depositary, (the “Depositary”) and the holders from time to time of depositary receipts described therein.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Underwriting Agreement or the Prospectus, as the context may require.

In connection therewith, I have examined (a) the Registration Statement on Form S-3 (File No. 333-249058) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating, in part, to the registration of the Securities, as it became effective under the Act on September 25, 2020 (such Registration Statement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3 (including without limitation the Form 8-K to be filed by the Company with the Commission on or about November 22, 2022), being hereinafter referred to as the “Registration Statement”), (b) the prospectus of the Company dated September 25, 2020 (the “Base Prospectus”), as supplemented by the prospectus supplement, dated November 15, 2022, relating to the Securities, as filed in final form with the Commission on November 17, 2022 pursuant to Rule 424(b)(5) under the Act (such Base Prospectus and prospectus supplement, including the documents filed as a part thereof or previously filed with the Commission and incorporated therein by reference or documents subsequently incorporated through the date hereof pursuant to Item 12 of Form S-3 (including without limitation the Form 8-K to be filed by the Company with the Commission on or about November 22, 2022), being hereinafter referred to as the “Prospectus”), (c) the free writing prospectus relating to the Securities, dated November 15, 2022 and filed with the Commission pursuant to Rule 433 under the Act, (d) the Underwriting Agreement, (e) the Deposit Agreement, (f) the resolutions of the Company’s Board of Directors and applicable committee thereof authorizing and adopting the Articles of Amendment establishing the Series D Preferred Stock (collectively, the “Resolutions”) and (g) the Articles of Amendment establishing the Series D Preferred Stock filed with the Secretary of State of the State of Indiana on November 18, 2022.

I have also examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In rendering this opinion, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination of executed documents or documents to be executed, I have assumed that the parties thereto, other than the Company and its subsidiaries, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect on such parties.

Based upon and subject to the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, I am of the opinion that:

i.	The Company has been duly incorporated and is a duly existing corporation under the laws of its state of incorporation;

ii.	The Company has the corporate power to issue the Securities; and

iii.

The Securities have been duly authorized, executed, authenticated, issued and delivered, and, when and if issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, the Securities will be validly issued, fully paid and nonassessable.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following:

a.

My opinions herein reflect only the application of applicable laws of the State of Indiana and the federal laws of the United States of America. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and I undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and I assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

b.

My opinion set forth in (iii) above is subject to and may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting or relating to the rights and remedies of creditors generally, including, without limitation, laws relative to fraudulent conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) governmental authority to limit, delay or prohibit the making of payments outside the United States.

c.

My opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein. This opinion letter is not a guaranty nor may one be inferred or implied.

I hereby consent to the filing of this opinion as Exhibit 5.3 to the Company’s Current Report on Form 8-K, dated November 22, 2022. Wachtell Lipton Rosen & Katz may rely on this opinion for purposes of the legal opinion to be filed as Exhibit 5.4 to the Company’s Current Report on Form 8-K.

Very truly yours,

/s/ Eric B. Wilmer
By:	Eric B. Wilmer
Title:	Assistant Vice President and Senior Counsel